Exhibit 99.2

26th Quarterly Letter to Stockholders

May 11, 2026

Dear Harrow Stockholders:

The first quarter of 2026 saw unprecedented market demand for VEVYE® and an unavoidable modeling challenge related to our new commercial coverage. While we were pleased with the former (the unprecedented demand for VEVYE), the latter resulted in a non-recurring revenue reduction for the quarter. That said, the underlying fundamentals of Harrow have never been stronger. Because demand trends for our key products remain robust and track in line with or above our expectations, our full-year 2026 financial outlook remains entirely intact. We continue to expect 2026 revenue in the range of $350 million to $365 million and Adjusted EBITDA of $80 million to $100 million, alongside over $100 million in VEVYE revenue for the full year.

New Commercial Coverage and Gross-to-Net Recalibration

Securing coverage with the largest U.S. manager of commercial lives was an important achievement for Harrow. Prior to the quarter, anticipating a meaningful burst of VEVYE prescription growth from this new relationship, we established business rules with specific assumptions regarding these new commercial patients. And, as the period unfolded, we in fact experienced the exact surge in demand we had modeled. However, we also experienced higher-than-anticipated buy-down costs for these patients, including those on higher-deductible plans. This dynamic was impossible to accurately predict and created gross-to-net pressure that exceeded our internal assumptions, temporarily degrading net pricing for VEVYE before we could collect enough data to implement operational adjustments within the quarter. Consequently, our reported VEVYE revenue of $20.9 million for the quarter was approximately $8 million below what we believe it would have been had we made these operational adjustments at the beginning of the year.

The Silver Lining: Seeding a Profitable Recurring Revenue Base

While this gross-to-net dynamic temporarily impacted first-quarter reported revenue, it masks the substantial, long-term value we created during this period. Our co-pay program is a strategic investment intentionally designed to capture patient market share early in the year when insurance resets and out-of-pocket costs are highest. This dynamic, while temporarily pressuring net pricing, enabled us to drive a highly meaningful increase in new patient starts.

Importantly, once patients initiate VEVYE, thankfully, they remain on therapy, with covered prescriptions refilling approximately 9 times annually. By strategically absorbing these initial buy-down costs, we have effectively seeded a much larger, highly profitable, and recurring revenue base that will compound over the coming quarters. With the high-deductible season now largely behind us, new business rules in place, and normalized net pricing strictly aligned with our internal expectations, we expect VEVYE performance to strengthen considerably over the balance of the year.

Looking Ahead

Setting aside the VEVYE modeling recalibration, the first quarter unfolded consistently with our forecast. Q1 is historically our lightest revenue period due to standard industry seasonality: patient deductibles reset (impacting pharmacy benefits), surgical scheduling is lighter (affecting our surgical portfolio), and we fully anticipated limited GAAP revenue from IHEEZO® as Q4 channel inventory was absorbed.

Ultimately, the Q1 financial numbers do not reflect the true state of our business—especially from a go-forward perspective. With our expanded sales force deployed and demand across our portfolio accelerating, I strongly believe Harrow is in great shape for the balance of the year, is set up beautifully for 2027, and is more valuable as a business than ever.

The first quarter of 2026 reinforced what I have been saying for several quarters: our core growth drivers – VEVYE, IHEEZO, and TRIESENCE® are each on distinct and durable growth trajectories with significant and durable runways ahead. I am encouraged by the continued momentum and the strong demand trends we experienced in the first quarter: (1) VEVYE delivered strong growth in both new prescriptions (NRx) and total prescriptions (TRx) throughout the quarter (while the overall dry eye prescription category declined); and (2) IHEEZO and TRIESENCE each continued to demonstrate robust unit demand growth, building on their momentum in their respective markets. With the most challenging part of the year now behind us, we are entering a period of accelerating commercial execution.

From a strategic perspective, we entered 2026 with a clear mandate: invest to scale our commercial organization and unlock the full potential of our portfolio. I initially set a Memorial Day target for completing this buildout that, candidly, I believed was aggressive. Our talent team exceeded even those expectations, successfully hiring just over 100 representatives in approximately 45 days. In today’s environment, hiring on this scale and quality is not easy; this was an exceptional accomplishment.

Just as important as the speed was the caliber. A review of our new hires—many of whom you can see on LinkedIn—shows we have attracted experienced, high-performing commercial talent. We also saw an extraordinary level of inbound applicant interest throughout the process, with over 2,400 candidates applying for just over 100 open positions. Top-tier commercial talent does not take leaps of faith on unproven leadership. The fact that over 2,400 professionals applied to join us is a direct reflection of our management team’s track record of execution, our successful integration of major brand acquisitions, and our consistent history of delivering on our promises. Sales professionals go where they can win, and this overwhelming response is a strong leading indicator of where Harrow is headed.

As I write this letter, the expansion of our sales force is complete, and our new representatives are entering the field and beginning to engage physicians, expand access, and build awareness across our markets. While you may see early signs of progress in the second quarter, we expect the true impact to build meaningfully in the second half of the year as the team reaches full deployment, gains rhythm in their territories, and begins to convert that activity into sustained momentum.

2026 Financial Outlook

Our full-year outlook remains unchanged. We continue to expect 2026 revenue in the range of $350 million to $365 million and Adjusted EBITDA of $80 million to $100 million, with performance weighted toward the second half of the year. For the second quarter, we expect to report revenues between $71 million and $81 million.

While Q1 reflected higher-than-anticipated seasonality, underlying demand trends across our portfolio, including VEVYE, IHEEZO, and TRIESENCE, continue to strengthen. We are seeing encouraging momentum, particularly as our expanded sales force ramps and converts this growing demand into revenue. We expect a meaningful acceleration in performance through the balance of the year. Based on the strength of underlying demand across our portfolio, our growing visibility into an expanding sales funnel, and the deployment of our scaled commercial organization, we have a high degree of confidence in our ability to deliver on these objectives.

VEVYE Market Share Gains, Sales Force Expansion, and Coverage Growth

During the first quarter following preferred coverage with the largest manager of commercial lives in the U.S., we saw acceleration across all key demand indicators. VEVYE delivered a record quarterly performance in both new prescriptions (NRx) and total prescriptions (TRx), with NRx increasing by approximately 25% sequentially and TRx by approximately 11% sequentially. These figures are more impressive given that total prescriptions in the overall dry eye market declined by approximately 14%, and the branded dry eye segment dropped by 18% during the period. VEVYE was effectively the only meaningful source of growth in a quarter when the entire branded category went backward. This divergence highlights that improved access is driving meaningful, share-taking demand for VEVYE.

I am proud that we are broadening our base of prescribers. Total prescribers increased by 12% quarter-over-quarter, with the majority of new writers attributable to the expanded payer coverage. We continue to see monthly prescribers expand, with VEVYE’s writer base growing every month over the last year.

I view these trends as early indicators of a durable demand inflection. As coverage expands and awareness builds, we expect continued growth in both NRx and TRx throughout 2026. This trajectory will be further amplified by the expansion of our commercial organization. Together, improved coverage and increased field execution position us to accelerate demand and prescriber growth as we move through the year. Coupled with an average refill rate of approximately 9x for covered patients, this creates a highly attractive, high-margin recurring revenue profile once patients are initiated on VEVYE.

Within the leading national pharmacy benefit manager’s Tier 1 accounts, VEVYE prescription volume grew approximately 170% in the first quarter of 2026 versus the prior quarter. VEVYE was the only branded product to post meaningful growth within those covered lives in the first quarter; the only other branded product to grow at all, RESTASIS, was approximately flat.

VEVYE is rapidly reshaping the competitive landscape in dry eye, a market that, on an annualized basis, continues to expand, with approximately 20% year-over-year growth in prescription volume each of the past two years.

Over the past year, VEVYE’s branded market share has more than tripled, exiting March at approximately 14% share. By the end of March, VEVYE officially surpassed XIIDRA on a monthly TRx market share basis and continues to close the gap with MIEBO.

Crucially, our team accomplished this rapid capture of market share with a sales force of fewer than 50 reps, zero direct-to-consumer advertising, and limited insurance coverage. This remarkable capital efficiency demonstrates the massive leverage we are poised to unlock as our fully expanded, 100-person VEVYE commercial team targets the #1 position in the cyclosporine market.

Here is a simple summary of Harrow’s near-term goals for VEVYE:

●	Leverage our market momentum, the value patients’ experience with VEVYE, and our expanding prescriber base by driving volume, improving coverage, deepening prescriber engagement, and maximizing the lifetime economic value of each VEVYE patient.
●	Make VEVYE the #1 cyclosporine therapy in the U.S. market, eclipsing Restasis® (which still serves approximately 24% of the U.S. market – more than 23 years after it was launched!)
●	Make VEVYE the #1 dry eye prescription product in the U.S. market.

With the expansion of the VEVYE sales force now complete, our focus has shifted to leveraging a data-driven approach to strategically place representatives across both previously uncovered markets and underpenetrated territories—areas where we see clear opportunities to expand Tier 1 and Tier 2 account coverage (our highest-value prescriber targets) and drive adoption among new-to-brand prescribers. As a result of this buildout, we have significantly enhanced our reach and commercial execution capabilities.

We expect our investment in the VEVYE team to drive a step-change in volume. Given the number of markets that historically lacked adequate coverage, our expanded footprint positions us to meaningfully increase volume and unlock demand across new territories, while engaging a broader base of new-to-brand prescribers.

I watch our PhilRx daily prescription volumes like a hawk. As I write this Letter to Stockholder, now that our new sales force is deployed, I am seeing new daily and weekly new prescription records. Importantly, I see usually slower days begin to ramp past what have been historically busier days (e.g., signs of higher highs and higher lows). It’s still early, but the net result of our investments should be a modest impact in the second quarter, and a more pronounced and sustained contribution beginning in the second half of the year as reps gain tenure in their territories and deliver greater reach, frequency, and overall commercial effectiveness, significantly improving VEVYE’s overall 2026 performance.

IHEEZO: Demand is Accelerating in a Massive Total Addressable Market (TAM)

IHEEZO demand accelerated in the first quarter, with unit demand reaching 45,509 units. Despite the expected drag from losing pass-through (only for procedures administered in the ambulatory surgery center (ASC)), we still saw an 18% increase compared to the first quarter of 2025 (when pass-through was not at risk). March alone was up 34% versus March 2025 – a clear indication that underlying demand continues to grow as more retina practices and in-office accounts integrate IHEEZO into their practice.

Retina accounts primarily drove this growth, accounting for 82% of total units, with the remaining 18% coming from the ASC setting. This dynamic reflects continued strength in our core market alongside expanding adoption for in-office procedural use – where we have durable reimbursement and nearly pervasive coverage.

All key demand indicators are trending in the right direction. A total of 219 accounts ordered IHEEZO during the first quarter, including approximately 45 new accounts, representing 21% of total customers. Ordering accounts increased 49% year-over-year, underscoring the accelerating adoption and continued expansion of our user base. Finally, we experienced an 85.5% reorder rate for IHEEZO!

As we previously communicated, we did not expect to report meaningful GAAP revenue for IHEEZO in the first quarter. This was fully anticipated and reflects the planned absorption of fourth-quarter channel inventory—a mechanical dynamic completely independent of the robust underlying patient demand.

Following recent meetings with IHEEZO customers and seeing Q2 demand trends, my conviction in this asset has only deepened. IHEEZO delivers tremendous clinical value and given the immensity of the TAM, remains significantly underpenetrated. When we aggregate the relevant reimbursed, in-office procedure-based markets where IHEEZO’s clinical profile and J-Code reimbursement provide a compelling value proposition—including retina intravitreal injections and a broad array of office-based procedures—we estimate a TAM of more than 14 million annual procedures in the United States. Against that backdrop, our current market penetration remains below 2%, underscoring how early we are unlocking the IHEEZO opportunity.

While GAAP revenue recognition for IHEEZO is temporarily constrained in the first half of 2026 due to inventory dynamics, our underlying operational initiatives have reset the foundation for a step-change in revenue growth. We expect this to inflect sharply in the second half of the year and beyond.

The in-office channel for IHEEZO has been encouraging. This new stream of IHEEZO orders began during the first quarter. Some of the new accounts are sizable and, in general, these initial trends further support our confidence in the scalability and eventual impact of our expansion into the office.

Based on current demand trends and pipeline visibility, we expect the in-office IHEEZO channel to fully offset the loss of ASC volume this year. In parallel, we are advancing pilot agreements with several large multi-practice eye-care networks, as well as the largest players in the office-based cataract surgery market, all of which we expect to contribute meaningfully to IHEEZO’s overall volume in the second half of the year.

IHEEZO’s progress to date in the retina market has been driven entirely by the strength of its value proposition—its clinical profile, its workflow efficiency benefits, including meaningful time and motion savings in high-volume injection settings, and its favorable reimbursement characteristics. This has all been achieved without data on retina-specific procedures. That dynamic is set to change in a few months.

We expect two important clinical milestones in 2026:

●	The first presentation of IHEEZO data in retina procedures will be at ASRS in July; and
●	Data from our QUELL study in the fourth quarter.

Retina-specific data should propel the next leg of IHEEZO growth. Favorable results from these studies would represent a genuine inflection point — providing prospective, procedure-specific evidence to support broader and deeper adoption in retina, a market that has already embraced IHEEZO on the strength of its clinical and economic profile alone.

Looking ahead, we are positioning IHEEZO for its next phase of revenue growth, which will begin to materialize in the third quarter. Supporting this acceleration will be continued strength in retina, expanding adoption in the in-office procedural market, an estimated 20–25% improvement in net pricing, and the introduction of multi-unit packaging in the second half of the year, alongside incremental commercial synergies from BYOOVIZ and IOPIDINE®. IHEEZO remains early in its lifecycle, and the foundation for durable, scalable growth is firmly in place to drive value for Harrow stockholders for many years to come.

IOPIDINE 1% – Reimbursement Leads to Expanded Utilization

Complementing IHEEZO’s continued in-office momentum, I see IOPIDINE 1% emerging as an incremental growth driver within our procedural portfolio. As a single-source brand-name product, IOPIDINE 1% is the only physician-administered, FDA-approved therapy indicated to prevent intraocular pressure (IOP) spikes following ophthalmic laser procedures. It fits perfectly into our proven commercial playbook for maximizing the value of unique, underappreciated assets across a wide range of in-office procedures where elevated eye pressure is a risk. Critically, physicians can now administer IOPIDINE 1% in-office at the point of care, providing immediate control and improving patient outcomes.

Despite this well-established clinical utility, adoption has historically been constrained by reimbursement dynamics, as IOPIDINE 1% functioned as a cost center within capitated payment structures. The assignment of a permanent J-Code, which goes into effect on July 1, 2026, represents a clear inflection point. Wholesale acquisition cost (WAC) pricing has been set at $740 for 5 pouches (each pouch contains 2 blow-fill-seal units) or $148 per pouch. Each procedure would consume a single pouch. With initial reimbursement expected to be WAC + 6% or 3% at launch (and eventually ASP + 6%), IOPIDINE 1% now offers an attractive economic profile, aligning physician incentives with its clinical value and enabling broader integration into routine practice through the same physician call point as IHEEZO.

Strategically, IOPIDINE 1% strengthens and expands our in-office franchise alongside IHEEZO. Physicians can utilize IHEEZO to anesthetize the eye and then IOPIDINE 1% to control pressure from the procedure—creating a cohesive, end-to-end solution. This integrated approach enhances practice efficiency, improves patient experience, and deepens our presence across the in-office care continuum.

With more than 1.5 million annual on-label procedures and a 91% proven reduction in risk associated with intraocular pressure spikes when IOPIDINE 1% is administered, we view this product as a compelling growth opportunity and a clear example of our strategy in action: maximizing the value of all assets in our portfolio by expanding access and affordability for patients, leveraging our strength in securing reimbursement and coding, and enabling physicians to deliver better care with greater clinical control and stronger economic alignment in the office setting.

TRIESENCE in Surgery: Six Consecutive Quarters of Growth; A+ Clinical Outcomes

My first exposure to eyecare was in 2013, when I met groups of doctors who were injecting preservative-free triamcinolone acetonide into the eyes of cataract surgery patients to reduce or obviate the need for eyedrops. I will never forget meeting the brilliant and colorful surgeon, Dr. James P. Gills, who, in 2014, “schooled me” on his use – dating back to the 1970s – of various injectable steroid formulations for his cataract surgery patients. My mentor and friend for more than a decade, and an international legend in ophthalmology, Dr. Richard Lindstrom, also shared numerous innovative ideas about injectable formulations and, in general, inspired me to think outside the box about how Harrow could rethink the patient experience in cataract surgery, which remains, in terms of surgical volume, the most common surgical procedure in the U.S.

At Harrow, we approach each surgery as if it were ourselves or someone close to us going under the knife. For over a decade, dating back to our earliest compounding initiatives, Harrow has been pioneering the movement to reduce patient reliance on topical post-surgical drops, given that patient compliance is notoriously poor. TRIESENCE is simply the next, powerful evolution of a vision we have been successfully executing since 2014—giving surgeons the tools to place medications directly into the patient’s eye at the time of surgery.

Our Surgical Vision

Our surgical team has a single purpose: deliver what I call “Amazing Cataract Surgery,” defined as (1) IV-free, (2) Opioid-free, and (3) Eyedrop-free surgery. Following our successful acquisition of the remaining equity interests in Melt Pharmaceuticals late last year, we are in full control of the asset that will hopefully deliver those first two items. We anticipate filing a new drug application (NDA) for G-MELT within the next 12 months. Regarding the third item, TRIESENCE plays a critical role in Harrow’s strategy to reduce exposure to eyedrops.

Physician feedback regarding clinical outcomes using TRIESENCE has been consistently outstanding (in fact, I would call it “A+++”). These surgeons are seeing meaningful practice-level benefits: fewer postoperative visits, a more efficient recovery experience, and the elimination of compliance-dependent eye-drop regimens for patients. Importantly, this positive clinical experience is translating into tangible commercial traction, as evidenced by rising reorder rates, new account adoption, and growing conviction within the surgical community.

Now squarely focused on the surgical inflammation market, TRIESENCE continued to build momentum in the first quarter, with both unit demand and adoption trends strengthening. Demand data demonstrates increasing utilization, supported by expanding awareness and broader clinical adoption, which I believe positions TRIESENCE for sustained growth ahead. Having just returned from meeting with surgical accounts in Texas, I can attest that demand has only scratched the surface for TRIESENCE, and new, very substantial accounts are adopting TRIESENCE into their protocols. More are adopting TRIESENCE weekly.

In the first quarter (once again, typically a weaker quarter for ophthalmic surgery), TRIESENCE demand reached 10,492 units, more than doubling (+136%) compared to the first quarter of 2025 and increasing 2% sequentially versus Q4, with March 2026 setting a new monthly high, delivering a 113% increase in demand year-over-year.

Adoption metrics remain particularly strong. A total of 709 accounts ordered TRIESENCE during the quarter, including 195 new accounts, representing 28% of the total customer base. This level of new account activation, alongside continued ordering from existing customers, underscores both expanding market penetration and deepening utilization.

Our experience so far is that the sales cycle to get initial adoption takes time, and initial account activation doesn’t yield 100% of a customers’ surgical cases. But we are also seeing that in due course, given the successful clinical outcomes doctors are seeing, they want more of their patients to experience the benefits of TRIESENCE. As I’ve said before, the nice thing about a product like TRIESENCE is that once it is adopted and trusted, it becomes hard to displace.

To support our long-term intentions, we have launched a clinical study designed to expand the TRIESENCE label to expressly include cataract surgery and pain—a development positioned to materially broaden its commercial opportunity. The study is underway, and we expect the last patient visit by the end of this year with top-line data shortly thereafter. We are also developing a pre-filled syringe (PFS) format for TRIESENCE. Once again, this program is underway, and we expect to present a filing to the FDA within the next 18-20 months.

Taken together, these demand and adoption trends point to a franchise gaining meaningful traction and having long-term growth potential. As awareness continues to build and our expanded sales force reaches full productivity, we expect TRIESENCE to sustain this momentum, with most of the future growth driven by our expansion into the ocular inflammation market. I remain highly confident in TRIESENCE as a durable, multi-year growth asset.

Biosimilars: BYOOVIZ® Launch in Q3 and OPUVIZ™ Getting Ready for 2027

We remain on track to commercially launch BYOOVIZ®, a LUCENTIS®-referenced biosimilar (developed by Samsung Bioepis), on July 1, 2026—and our conviction in this opportunity has grown over the past several quarters. Revenue from initial stocking orders is expected to begin in the current quarter.

As we have sharpened our commercial strategy and deepened engagement with retina practices, BYOOVIZ is entering the market with a clear and differentiated path to adoption. BYOOVIZ is well-positioned to compete in the retina buy and bill market, offering physicians a high-quality interchangeable biosimilar paired with the opportunity for attractive practice-level returns. A clinically meaningful subset of patients may not respond adequately to aflibercept, with reported rates varying by indication and by how response is defined. While each patient’s need is specific, many are transitioned to alternative anti-VEGF therapies, including ranibizumab. This represents a defined and clinically appropriate segment of the market where BYOOVIZ can compete directly as a cost-efficient, high-quality alternative within the existing standard of care.

Our go-to-market approach is designed to capitalize on a distinct advantage: our established account-level relationships across retina practices. Rather than competing on price alone, we are engaging retina practices at the account level, leveraging the trust we have built over years of serving these customers across our broader portfolio. Our commercial infrastructure is particularly meaningful in the injectable therapy category, where physicians place a premium on trust, supplier reliability, service, and consistency—attributes that we, and our partners at Samsung Bioepis, have demonstrated at scale.

In addition, our portfolio enables a more comprehensive patient-focused engagement with physicians. With offerings spanning anesthesia (IHEEZO), anti-VEGF therapy (BYOOVIZ), and inflammation control (TRIESENCE), we are positioned to support the full continuum of care—from procedure through recovery. This integrated approach differentiates our commercial model and strengthens our value proposition at the practice and patient level.

We are also taking deliberate steps to enhance our commercial offering from day one. Leveraging the flexibility afforded by our recent notes offering, we intend to extend payment terms to creditworthy customers—a meaningful lever in a buy-and-bill market that we expect will strengthen BYOOVIZ’s value proposition and accelerate adoption at launch.

Looking ahead, the anticipated launch of OPUVIZ™, an EYLEA®-referenced biosimilar that was developed by Samsung Bioepis, in 2027 will further extend this platform, broadening our reach into one of the largest segments of the U.S. ophthalmic market and reinforcing our strategy of building a scaled, integrated ophthalmic pharmaceutical company.

Refocusing on Two Great Specialty Products

In my last Letter to Stockholders, I highlighted an interest in unlocking value from three underappreciated assets within this portfolio. Weeks later, we delivered on the first of the three assets I mentioned: IOPIDINE 1% (which is discussed more in the preceding pages). The remaining two assets, each with the potential to enter new on-label markets and contribute meaningful incremental revenue, represent extraordinary opportunities:

●	VERKAZIA® for vernal keratoconjunctivitis (VKC) in children and adults. VKC, a severe ocular allergy that we believe is extremely underdiagnosed, presents in mild, moderate, and severe forms and needs to be treated early on before sight-threatening consequences occur.
●	NATACYN® for Fungal Blepharitis and other sight-threatening fungal infections.

In the coming weeks, we will begin to share our thoughts about the VERKAZIA opportunity specifically, and as a study we have underway provides important data for our NATACYN strategy, we will provide our stockholders with additional information. That said, the Specialty team is now focused on supporting our interest in ensuring patient access to both highly efficacious and uniquely labeled premium products. Our intention is to reignite growth in these products this year, accelerating utilization, improving patient access, and broadening awareness. These initiatives are underway, and we expect momentum to build throughout the year.

Access+ Cash Pay Products

At its core, Access+ is built on a simple, durable value proposition: delivering the everyday essential ophthalmic medications that physicians and patients rely on. Through a curated portfolio of FDA-approved cash-pay branded ophthalmic products alongside our proprietary compounded formulations, the Access+ team provides consistent, affordable access to therapies that underpin routine ophthalmic care. This foundational role in the practice workflow — reliable supply, competitive economics, and a breadth of offerings that few competitors can match — positions Access+ as a steady, cash-generative contributor to Harrow’s broader platform and an important touchpoint for building long-term customer relationships that extend across our full product portfolio.

I want to recognize Frank Mullery (and his team) and their work to bring our compounded products business back to full operational footing. Under Frank’s leadership, we have cleared back orders, rebuilt inventory across key stock-keeping units (SKUs), and in general, restored customer confidence.

Closing

I have been hustling alongside our team to build this business for over 14 years. Speaking directly to my fellow stockholders: my confidence in Harrow’s future has never been higher, and the company we own has never been more valuable. Our growth trajectory has never been perfectly up and to the right, and I appreciate that this first quarter requires even more patience than normal, but our track record over the past five years has consistently shown that disciplined execution and a “longer than a single quarterly period” mindset has created outsized stockholder value—and we are positioned to continue that trend. Based on demand trends we are seeing and the visibility we have into our forward sales funnel, I am confident in our ability to deliver on our 2026 guidance.

Andrew and I are actively shaping our next five-year strategic plan, which will take effect beginning in 2027. This will be our fourth such plan. When we drafted our first, Harrow was little more than an ambitious concept and a stock trading at less than $0.25 a share. Through every subsequent plan, we have successfully scaled our infrastructure, navigated massive regulatory shifts, integrated highly strategic acquisitions, and consistently compounded stockholder value. We approach this upcoming 2027-2031 plan with the exact same founder’s mentality, but now – with vastly superior resources, a larger commercial infrastructure, and the broadest and most clinically valuable portfolio in our history. Over the next three to five years, we see a clear path to driving VEVYE, TRIESENCE, and IHEEZO to critical mass. This commercial engine, combined with cash from our creativity in unlocking value from underappreciated assets across our portfolio, underpins our unified corporate initiative to achieve $250 million in quarterly revenue by the end of 2027.

In parallel, we are advancing a pipeline of high-impact products—including G-MELT™, which is positioned to become one of the most important and largest assets in our portfolio, as well as a next-generation TRIESENCE and a another super exciting sedation drug candidate called YOCHIL™. Alongside this growth, we will continue to pursue disciplined, strategic M&A to further strengthen and expand our platform. Taken together, Harrow is entering a multi-year period of sustained, scalable growth, with a long runway ahead to drive meaningful value for our stockholders.

On behalf of the entire Harrow team, thank you for your continued trust and support.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2025	2024	2023	2022	2021	2020	2019
4Q 2025	4Q 2024	4Q 2023	4Q 2022	4Q 2021	4Q 2020	4Q 2019
3Q 2025	3Q 2024	3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2025	2Q 2024	2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2025	1Q 2024	1Q 2023	1Q 2022	1Q 2021	1Q 2020

Commentary on First Quarter 2026 Financials

Revenues of $44.2 million for the first quarter of 2026 represent an 8% decrease over the prior-year first quarter revenues of $47.8 million. The decline was primarily due to VEVYE gross-to-net reductions tied to our coverage changes and our cash pay program, and a decrease in sales of our compounded products.

Selling, general and administrative (“SG&A”) costs for the first quarter of 2026 were $43.2 million compared with $40.5 million during the same period last year. The increase in SG&A was primarily driven by an increase in headcount and related expenses, along with an increase in other commercial-related activities.

Research and development (“R&D”) costs for the first quarter of 2026 were $5.9 million compared with $3.0 million during the same period last year. The increase in R&D was primarily driven by costs from NDA enabling clinical trials associated with the G-Melt.

GAAP net loss for the first quarter of 2026 was $27.6 million compared with a GAAP net loss of $17.8 million during the same period last year.

Adjusted EBITDA (a non-GAAP measure) for the first quarter of 2026 was $(12.7) million compared with Adjusted EBITDA of $(2.0) million during the same quarter last year.

As of March 31, 2026, cash and cash equivalents totaled $94.6 million while accounts receivable stood at $101.3 million, compared with cash and cash equivalents of $66.7 million and accounts receivable of $77.1 million as of March 31, 2025.

GAAP gross margins were 61% for the first quarter of 2026 and 68% for the first quarter in 2025. The decline in gross margins was primarily attributable lower net revenue recognized on a per unit basis of VEVYE sold and lower utilization of our compounding facility during the first quarter of 2026 compared to the same period in 2025.

Additional product-related revenue figures are reflected in the table below:

	For the Three Months Ended March 31,
	2026		2025
IHEEZO	$1,851,000	4%	$5,222,000	11%
VEVYE	20,947,000	47%	21,516,000	45%
Other branded products	7,833,000	18%	956,000	2%
Other revenues	73,000	0%	86,000	0%
Branded revenue, net	30,704,000	69%	27,780,000	58%
ImprimisRx revenue, net	13,499,000	31%	20,051,000	42%
Total revenues, net	$44,203,000	100%	$47,831,000	100%

We expect continued growth across our branded portfolio and continue to expect traditional quarter-to-quarter revenue build, enhancing profitability through operational efficiencies and strategically positioning Harrow for continued leadership in the North American ophthalmic pharmaceutical sector.

First Quarter 2026 Financial Overview

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months ended March 31, 2026 and 2025 are as follows:

	For the Three Months Ended March 31,
	2026	2025
Total revenues	$44,203,000	$47,831,000
Cost of sales	(17,158,000)	(15,524,000)
Gross profit	27,045,000	32,307,000
Selling, general and administrative	43,230,000	40,513,000
Research and development	5,895,000	3,026,000
Total operating expenses	49,125,000	43,539,000
Loss from operations	(22,080,000)	(11,232,000)
Interest expense, net	(5,497,000)	(6,548,000)
Income tax expense	(25,000)	-
Net loss	$(27,602,000)	$(17,780,000)
Net loss per share:
Basic	$(0.74)	$(0.50)
Diluted	$(0.74)	$(0.50)

Non-GAAP Results

Selected financial highlights regarding Non-GAAP operating results for the three months March 31, 2026 and 2025 are as follows:

	For the Three Months Ended March 31,
	2026	2025
Total revenues	$44,203,000	$47,831,000
Gross margin	61%	68%
Net loss	(27,602,000)	(17,780,000)
Adjusted EBITDA(1)	(12,659,000	(1,985,000)
Net loss per share:
Basic	(0.74)	(0.50)
Diluted	(0.74)	(0.50)

(1)	Adjusted EBITDA is a non-GAAP measure. For additional information, including a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, see the explanation of non-GAAP financial measures and reconciliation table at the end of this letter.

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its Securities and Exchange Commission (“SEC”) filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2026, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether because of new information, future events, or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures in this letter, specifically Adjusted EBITDA. A reconciliation of Adjusted EBITDA with the most directly comparable GAAP measure, net loss is included at the end of this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss), excluding the effects of stock-based compensation and expenses, impairment of intangible assets, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss). Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income (loss) as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three months ended March 31, 2026 and for the same period in 2025:

	For the Three Months Ended March 31,
	2026	2025
GAAP net loss	$(27,602,000)	$(17,780,000
Stock-based compensation and expenses	3,837,000	4,556,000
Interest expense, net	5,497,000	6,548,000
Income tax expense	25,000	-
Depreciation	455,000	465,000
Amortization of intangible assets	5,129,000	4,226,000
Adjusted EBITDA	$(12,659,000)	$(1,985,000)